Exhibit 99.2

NATURE’S SUNSHINE DECLARES QUARTERLY CASH DIVIDEND

PROVO, UTAH, October 31, 2003 — Nature’s Sunshine Products, Inc. (Nasdaq:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today declared a 3 1/3 cents per common share quarterly cash dividend payable November 25, 2003, to shareholders of record on November 14, 2003.

The Company has declared consecutive quarterly cash dividends since 1988 pursuant to its cash dividend policy.  There are approximately 13,920,000 shares outstanding with 20,000,000 shares authorized.

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins and other complementary products. In addition to the U.S., the Company has operations in South Korea, Brazil, Mexico, Venezuela, Japan, Thailand, Taiwan, Canada, Colombia, the United Kingdom, Peru, Central America, Ecuador, Israel, Dominican Republic and Singapore.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway and the Russian Federation.

Contact:
Craig D. Huff	Steven S. Anreder
Chief Financial Officer	Anreder Hirschhorn Silver & Co.
75 East 1700 South	10 East 40th Street
P.O. Box 19005	Suite 1308
Provo, UT 84605	New York, NY 10016
(801) 342-4370	(212) 532-3232

For more information, contact us at our website at www.natr.com.